NYSE: ONB
www.oldnational.com

Old National Bancorp
Repurchases Warrant from U.S. Treasury

Contacts:

Old National Bancorp: Financial Community: Lynell J. Walton – (812) 464-1366 Media Relations: Kathy A. Schoettlin – (812) 465-7269

EVANSVILLE, Ind., May 11, 2009 — Old National Bancorp (NYSE: ONB) announced today that it has repurchased the warrant to purchase 813,008 shares of common stock issued to the U.S. Department of Treasury on December 12, 2008. The Company repurchased the warrant for $1,200,000.

On March 31, 2009, Old National Bancorp announced that it repurchased all of the $100 million in preferred, non-voting stock that was sold to the Treasury Department as part of the Capital Purchase Program (CPP) for healthy financial institutions.

About Old National Bancorp

Old National Bancorp, celebrating its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $8.4 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.

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